Exhibit 10.9
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT AND DECLARATION
This Restricted Stock Unit Award Agreement and Declaration (the “Declaration”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Section 9, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.

1.Restricted Stock Unit Award in General. Participant’s Restricted Stock Unit Award (the “Award”) relates to the number of shares of Common Stock (the “Restricted Stock Units”) specified in and as outlined in the attached Notice of Restricted Stock Unit Award of Six Flags Entertainment Corporation (the “Notice”) and is subject to Participant’s continuous Service throughout each of the vesting periods that commence on the Date of Grant and end on each of the Vesting Dates specified under the heading “Vesting Schedule” in the Notice (individually, a “Vesting Period” and, collectively, the “Vesting Periods”). Dividend Equivalent Rights on the Restricted Stock Units shall be accumulated until the end of each Vesting Period, if and to the extent the Company makes dividends on its Common Stock during a Vesting Period and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Vesting Periods, the Participant shall not have the right to receive any payments or dividends with respect to such Restricted Stock Units, and the Participant may not sell, transfer, pledge, or assign such Restricted Stock Units.

2.Forfeiture. The Restricted Stock Units that have not vested shall be automatically forfeited if the Participant ceases Service at any time during a Vesting Period, except as provided in Section 3 of this Declaration.

3.Vesting and Terminations of Employment.

A.The Restricted Stock Units shall vest pursuant to the Vesting Schedule upon the Participant’s completion of continuous Service throughout a Vesting Period, and the vested Restricted Stock Units shall thereupon be paid in a lump sum in shares of unrestricted Common Stock, on the basis of one (1) share of Common Stock per vested Restricted Stock Unit, within seventy-four (74) days following the end of such Vesting Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment. All Dividend Equivalent Rights on the vested Restricted Stock Units accumulated during such Vesting Period shall be paid in a lump sum within seventy-four (74) days following the end of such Vesting Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

B.If Participant is party to an employment agreement with the Company (the “employment agreement”), and Participant experiences a termination of employment with respect to which Participant becomes eligible for vesting or payment of all or a portion of this Award under the employment agreement, then the applicable provisions of the employment agreement shall apply to the extent provided therein and shall govern and control over any conflicting term or provision of this Declaration during the applicable period under the employment agreement, subject to the release provisions and any other terms, conditions and requirements of the employment agreement. Any change in control provisions within Section 6 of the Participant’s employment agreement with the Company shall apply to this Award in lieu of, and shall govern and control over, Section 12 of the Plan during the applicable period under the employment agreement.

If Participant is and remains a participant under the Cedar Fair, L.P. Executive and Management Severance Plan (such Executive and Management Severance Plan, or any successor plan thereto, as amended from time to time, the “Severance Plan”): (i) if Participant experiences a Qualifying Termination with respect to which Participant becomes eligible for vesting or payment of all or a portion of this Award under the Severance Plan, then the provisions of the Severance Plan shall apply and shall govern and control over any conflicting term or provision of this Declaration, subject to the release provisions and any other terms, conditions and other requirements of the Severance Plan; and (ii) in the event of a Change in Control (as such term is defined in the

Plan), the terms of Section 12 of the Plan shall apply and shall govern and control over any conflicting term of this Declaration.

C.Except as permitted by Section 409A (or an exception thereto), this Declaration or the applicable provisions of the employment agreement or Severance Plan, no payment shall be accelerated.

4.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the shares of unrestricted Common Stock issued in payment of vested Restricted Stock Units, and Dividend Equivalent Rights paid relating thereto, and shares of Common Stock shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted shares of Common Stock to be delivered after the vesting of the Restricted Stock Units being reduced accordingly. The number of shares of Common Stock to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Common Stock, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.

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IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

SIX FLAGS ENTERTAINMENT CORPORATION

By:

Title:
Date:

PARTICIPANT

Name:
Title:
Date:

A copy of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan Information Statement is available for review on the Six Flags Intranet link at [    ] under “Document Share”, and a copy of the most current Form 10-K is available for review at [    ].

Notice of Restricted Stock Unit Award of Six Flags Entertainment Corporation

Company Name    Six Flags Entertainment Corporation

Plan    FUNRU

Participant Id

Participant Name

Participant Address

Grant/Award Type

Number of Shares of Common Stock

Grant/Award Date

VESTING SCHEDULE

Vesting Date    No. of Shares of Common Stock    Percent